Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Third Quarter 2018 Profit

Third Quarter Highlights:

•                  Net income of $83 million, or $1.57 per diluted share, up from $54 million or $1.01 per diluted share in Q3 2017

•                  Pre-tax income of $110 million, up from $87 million in Q3 2017

•                  SkyWest Airlines agreed to a multi-year extension with United Airlines for 60 CRJ-200s

•                  ExpressJet pilots approved new labor contract and SkyWest Airlines pilots approved a pay agreement amendment, further enhancing pilot career opportunities at both operating units

ST. GEORGE, UTAH, October 30, 2018 — SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q3 2018, including net income of $83 million, or $1.57 per diluted share, compared to net income of $54 million, or $1.01 per diluted share for Q3 2017. Q3 2018 pre-tax income of $110 million increased 27% from Q3 2017, primarily due to SkyWest’s ongoing fleet transition. Since Q3 2017, SkyWest added 34 new E175 aircraft and one new CRJ900 aircraft, and removed 65 older aircraft from its fleet.

Commenting on the results, Chip Childs, Chief Executive Officer and President of SkyWest, said “We are focused on remaining disciplined in delivering a product that meets the evolving needs of our customers. We expect the flying and labor agreements announced this quarter to contribute to our ongoing fleet transition and help position us well for current and future market opportunities. I am proud of the outstanding product our professionals consistently deliver to our customers.”

Financial Highlights

Revenue was $829 million in Q3 2018, up from $813 million in Q3 2017. The increase in revenue included the net impact of adding 34 new E175 aircraft and other economic improvements within SkyWest’s fleet mix since Q3 2017, partially offset by the removal of aircraft from unprofitable or less-profitable contracts over the same period.

Operating expenses were $691 million in Q3 2018, down from $700 million in Q3 2017. The decrease in operating expenses was primarily due to the reduction in direct operating costs from 30 fewer net aircraft in service since Q3 2017.

The tax rate for Q3 2018 was 24.5% compared to 38% in Q3 2017. The lower tax rate in Q3 2018 was primarily due to the reduced federal rate under the new tax law enacted in Q4 2017.

Operational Update

Flying contract extension

SkyWest Airlines announced today that it has agreed to a multi-year extension with United Airlines (“United”) for 60 CRJ-200s currently under a capacity purchase agreement.  These 60 aircraft originally had various contract maturities over the next few years.

Deliveries under previously announced agreements

SkyWest Airlines took delivery of 12 new E175 aircraft during Q3 2018 and is scheduled to take delivery of eight new E175 aircraft during Q4 2018. SkyWest Airlines expects to have 146 E175 aircraft in its fleet by the end of 2018.

SkyWest Airlines also took delivery of one CRJ900 aircraft during Q3 2018 under a previously announced agreement with Delta for 20 new CRJ900s. Under this agreement, Delta will finance the 20 aircraft and SkyWest Airlines will operate these aircraft for a nine-year term. SkyWest Airlines anticipates taking delivery of four CRJ900s in Q4 2018 and the remaining 15 CRJ900s between Q1 2019 and mid-2020 under this agreement. SkyWest expects to remove 20 CRJ700s from contracts with Delta as each of these 20 CRJ900s are placed into service.

CRJ700 aircraft in transition:

During Q3 2018, SkyWest Airlines placed four used CRJ700s into service under a previously announced agreement for 20 aircraft with American Airlines (“American”). These CRJ700s will be sourced from within SkyWest’s existing fleet through other contract expirations and all 20 aircraft are scheduled to be in service with American by early 2019.

ExpressJet continued the previously-announced wind down of its flying agreement with Delta during the quarter. At the end of Q3 2018, ExpressJet had 12 CRJ700s in service under its Delta agreement and expects its contract with Delta will terminate by the end of 2018. Also, at the end of Q3 2018, ExpressJet had 16 CRJ700 aircraft in service under its contract with American and expects its contract with American will terminate by early 2019.

ExpressJet is currently operating 12 CRJ700s that are expected to be removed from service and returned to lessors by mid-2019. SkyWest also anticipates it will remove 30 owned CRJ700s from flying contracts from early to mid-2019 and as previously announced is pursuing alternative opportunities to utilize these aircraft in 2019.

CRJ200 aircraft in transition:

During Q3 2018, ExpressJet began the transition for 20 CRJ200 aircraft to be placed into service under a previously announced three-year agreement with United Airlines (“United”). The aircraft will be sourced from within SkyWest’s existing fleet through other contract expirations. The first aircraft was placed into service in October 2018 and all 20 CRJ200 aircraft are scheduled to be placed into service with United by early 2019.

New pilot agreements:

During Q3 2018, ExpressJet pilots voted in favor of a new three-year pay agreement effective through October 2021. Separately, in October 2018 SkyWest Airlines pilots voted in favor of a new four-year pay agreement effective through December 2022. The financial terms of these agreements were not disclosed, but each agreement provides additional compensation to the respective pilot groups, and will allow each operating entity to provide outstanding career opportunities for pilots. These multi-year contracts provide better visibility to pursue current and future market opportunities.

Operating Performance:

Flight completion rates at SkyWest Airlines and ExpressJet for Q3 2018 and Q3 2017 were as follows:

	SkyWest Airlines		ExpressJet
	Q3 2018	Q3 2017	Q3 2018	Q3 2017
Adjusted Completion *	99.9%	99.9%	99.8%	99.9%
Raw Completion	98.9%	98.9%	97.2%	95.3%

* Adjusted Completion excludes weather cancellations. Raw Completion includes weather cancellations.

Capital and Liquidity

SkyWest had $705 million in cash and marketable securities at September 30, 2018, up from $649 million at June 30, 2018. During the third quarter of 2018, SkyWest:

•                  Used $43 million toward the purchase of 12 E175 aircraft

•                  Used $15 million to repurchase stock under its $100 million share repurchase program, of which $55 million remains authorized

•                  Used $30 million for other capital investments, primarily related to aircraft parts and maintenance assets

Total debt at September 30, 2018 was $3.1 billion, up $140 million from June 30, 2018, which included debt issued for 12 E175 aircraft acquired during the quarter, partially offset by scheduled principal payments.

About SkyWest

Based in St. George, Utah, SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company with more than 17,000 employees. SkyWest’s airline companies provide commercial air service in cities throughout North America with nearly 3,000 daily flights carrying approximately 50 million passengers annually. SkyWest’s airline companies operate through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines.

SkyWest will host its conference call to discuss third quarter 2018 results today, October 30, 2018, at 2:30 p.m. Mountain Time. The conference call number is 1-877-418-5293 for domestic callers, 1-866-605-3852 for Canada callers and 1-412-717-9593 for other international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://www.webcaster4.com/Webcast/Page/1088/27694. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the third quarter 2018 earnings call, participation at investor conferences, investor presentations and monthly traffic statistic releases, can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” “expects,” “intends,” “believes,” “anticipates,” “estimates,” “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the wind-down of ExpressJet’s flying agreements with Delta and American, and the related removal from service and/or placement into service of certain aircraft, the scheduled aircraft deliveries for SkyWest Airlines in upcoming years, and the associated improvement in fleet mix and positioning for current and future market opportunities, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements for any reason. Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet and their major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges and costs of integrating operations and realizing anticipated synergies and other benefits from the acquisition of ExpressJet; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
OPERATING REVENUES
Flying agreements	$816,057	$800,965	$2,377,659	$2,317,218
Airport customer service and other	13,218	11,708	40,531	34,133
Total operating revenues	829,275	812,673	2,418,190	2,351,351

OPERATING EXPENSES
Salaries, wages and benefits	301,378	304,014	901,775	896,476
Aircraft maintenance, materials and repairs	142,285	148,787	423,665	433,467
Depreciation and amortization	86,088	74,095	246,386	215,415
Aircraft rentals	36,827	54,976	119,015	168,098
Aircraft fuel	30,258	22,791	87,208	61,295
Airport-related expenses	25,655	30,209	80,852	91,106
Other operating expenses	68,859	65,432	206,511	190,235
Total operating expenses	691,350	700,304	2,065,412	2,056,092
OPERATING INCOME	137,925	112,369	352,778	295,259

OTHER INCOME (EXPENSE)
Interest income	2,283	1,408	5,692	3,398
Interest expense	(31,440)	(27,101)	(86,485)	(78,713)
Other income (loss), net	1,157	—	3,470	—
Total other expense, net	(28,000)	(25,693)	(77,323)	(75,315)

INCOME BEFORE INCOME TAXES	109,925	86,676	275,455	219,944
PROVISION FOR INCOME TAXES	26,879	32,960	62,189	80,966
NET INCOME	$83,046	$53,716	$213,266	$138,978

BASIC EARNINGS PER SHARE	$1.60	$1.04	$4.10	$2.68
DILUTED EARNINGS PER SHARE	$1.57	$1.01	$4.03	$2.62

Weighted average common shares
Basic	52,039	51,833	52,002	51,801
Diluted	52,981	53,080	52,976	53,087

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	September 30, 2018	December 31, 2017
Cash and marketable securities	$704,803	$685,295
Other current assets	347,269	309,838
Total current assets	1,052,072	995,133

Property and equipment, net	4,847,688	4,134,003
Deposit on aircraft	27,579	49,000
Other long-term assets	257,521	296,264
Total assets	$6,184,860	$5,474,400

Current portion, long-term debt	$357,327	$309,678
Other current liabilities	556,118	511,147
Total current liabilities	913,445	820,825

Long-term debt, net of current maturities	2,751,722	2,377,346
Other long-term liabilities	590,820	521,907
Stockholders’ equity	1,928,873	1,754,322
Total liabilities and stockholders’ equity	$6,184,860	$5,474,400

Unaudited Operating Highlights

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change		2018	2017	Change
Block hours	448,025	469,901	(4.7)%		1,323,566	1,389,684	(4.8)%
Departures	261,382	281,921	(7.3)%		756,070	826,109	(7.4)%

Passengers carried	12,812,370	13,475,674	(4.9)%		36,472,231	38,861,025	(6.1)%
Passenger load factor	82.2%	80.0%	2.2	pts	80.5%	80.2%	0.3	pts

Average passenger trip length	519	503	3.2%		522	511	2.2%

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s total fleet in service increased by nine aircraft during Q3 2018, as follows:

Aircraft in scheduled service at June 30, 2018:		583
Additions:
New E175 aircraft:	12
New CRJ900 aircraft:	1
Total new aircraft added:		13
Removals, net:
CRJ200 aircraft:	(13)
CRJ700 aircraft:	(9)
Total net aircraft removed:		(22)
Aircraft in scheduled service at September 30, 2018:		574

SkyWest’s total fleet in service decreased by 30 aircraft over the last twelve months, as follows:

Aircraft in scheduled service at September 30, 2017:		604
Additions:
New E175 aircraft:	34
New CRJ900 aircraft:	1
Total new aircraft added:		35
Removals, net:
CRJ900 aircraft:	(24)
CRJ700 aircraft:	(17)
ERJ145/135 aircraft:	(18)
CRJ200 aircraft:	(6)
Total net removals:		(65)
Aircraft in scheduled service at September 30, 2018:		574

SkyWest, Inc. and Subsidiaries

Additional Operational Information (continued and unaudited)

Completed Block Hours by Aircraft Type and by Airline

	Three months ended September 30			Nine months ended September 30
	2018	2017	Variance %	2018	2017	Variance %
By Aircraft Type:
E175s	120,694	99,069	21.8%	329,669	269,048	22.5%
CRJ700/900s	120,914	150,334	(19.6)%	372,659	432,760	(13.9)%
Dual-class aircraft	241,608	249,403	(3.1)%	702,328	701,808	0.1%

CRJ200s	137,858	136,898	0.7%	412,635	407,649	1.2%
ERJ145/135s	68,559	83,600	(18.0)%	208,603	280,227	(25.6)%
50-seat aircraft	206,417	220,498	(6.4)%	621,238	687,876	(9.7)%
Total Block Hours	448,025	469,901	(4.7)%	1,323,566	1,389,684	(4.8)%

	Three months ended September 30			Nine months ended September 30
	2018	2017	Variance %	2018	2017	Variance %
By Airline:
SkyWest Airlines	355,264	326,608	8.8%	1,028,492	908,364	13.2%
ExpressJet	92,761	143,293	(35.3)%	295,074	481,320	(38.7)%
Total Block Hours	448,025	469,901	(4.7)%	1,323,566	1,389,684	(4.8)%

Quarterly Fleet and Block Hour Production Forecast for 2018

	As of 12/31/2017	As of 3/31/2018	As of 6/30/2018	As of 9/30/2018	As of 12/31/2018
	(Actual)	(Actual)	(Actual)	(Actual)	(Estimate)
Fleet (1):
E175s	107	112	126	138	146
CRJ700/900s	181	169	159	151	142
CRJ200s	195	199	198	185	187
ERJ145s/135s	112	100	100	100	100
Totals	595	580	583	574	575

	Q4-2017	Q1-2018	Q2-2018	Q3-2018	Q4-2018	Total 2018
	(Actual)	(Actual)	(Actual)	(Actual)	(Estimate)	(Estimate)
Production (2):
Block Hours	450,095	436,367	439,174	448,025	431,000	1,755,000

(1)           Fleet count excludes aircraft removed from scheduled service. Actual fleet counts may vary from the forecast due to timing of aircraft removed from service, timing of aircraft transitioned into service and timing of new aircraft deliveries.

(2)           Actual production may vary from estimates for various reasons including, but not limited to, timing of aircraft removals and deliveries and anticipated flight completion rates. SkyWest has discontinued providing ASM forecasts, as ASMs are not a meaningful metric in SkyWest’s capacity purchase agreements.